Exhibit 8.1

México D.F., 15 de abril 2009.

Asunto: “Aprueba la Junta Federal de Conciliación y Arbitraje
la terminación de relaciones de trabajo en Cananea”

GRUPO MÉXICO S.A.B. DE C.V. (GMÉXICO) anuncia que la Junta Federal de Conciliación y Arbitraje (Federal Labor Court) dictó ayer resolución que aprobó la terminación de las relaciones individuales, colectivas y el Contrato Colectivo de Trabajo que tenía celebradas su subsidiaria Mexicana de Cananea S.A. de C.V. con los trabajadores y con el Sindicato Nacional de Trabajadores Mineros, Metalúrgicos, Siderúrgicos y Similares de la República Mexicana en dicha unidad minera.

Asimismo, GMÉXICO informa que la Junta Federal de Conciliación y Arbitraje tuvo por acreditado que los daños y destrucción ocasionados a la maquinaria, materiales, instalaciones y equipos esenciales para el funcionamiento de la mina de Cananea imposibilitan su operación, y por ende justifican jurídicamente la terminación de las relaciones laborales.

La reparación de los daños ocasionados a la mina requerirá una inversión relevante y varios meses de trabajos de rehabilitación. En tal virtud, GMÉXICO evaluará las decisiones que tomará al respecto, una vez que las condiciones de seguridad, jurídicas y de mercado indiquen la conveniencia de reparar y reconstruir la mina de Cananea.

México, D.F., April 15, 2009.

“The Mexican Federal Labor Court approves termination of labor relationships in the Cananea mine”

GRUPO MÉXICO, S.A.B. DE C.V. (GMÉXICO) announces that on April 14, 2009, the Mexican Federal Labor Court issued a resolution approving the termination by its subsidiary, Mexicana de Cananea S.A. de C.V. (Mexicana de Cananea), of labor relationships with its individual and unionized employees and the termination of its Collective Bargaining Agreement with its employees and with the National Mining and Metal Workers Union.

In addition, GMÉXICO announces that the Mexican Federal Labor Court determined that the damages to the machinery, materials, facilities and other relevant equipment in its Cananea mine significantly restrict its operation, and as a result, the termination of the labor relationships by Mexicana de Cananea are legally justified.

To repair the damages suffered by the Cananea mine, significant investments and reconstruction works over several months would be required. GMÉXICO will evaluate whether to proceed with such repairs and reconstruction works in light of the then prevailing legal environment and market conditions.